NEWS RELEASE for November 10, 2008

Contact: Dina Masi, CFO

Jeffrey Leach, CEO
Integrated BioPharma, Inc.
j.leach@ibiopharma.com
888.319.6962

INTEGRATED BIOPHARMA, INC. ANNOUNCES NEW
CHIEF EXECUTIVE OFFICER

HILLSIDE, NJ, November 10, 2008 -- Integrated BioPharma, Inc. (NasdaqGM: INBP) today announced the appointment of Jeffrey R. Leach to succeed E. Gerald Kay as the Company’s Chief Executive Officer and President. Mr. Leach also was appointed by the Board as a director to fill the vacancy created by the passing of Mr. Zarko Kraljevic in March 2008. Mr. Kay will remain the non-Executive Chairman of the Board.

Before joining the Company in 2006, Mr. Leach was a General Partner in The Stone Pine Companies. His experience includes considerable complex restructuring, repositioning and turn-around activities for Stone Pine portfolio companies. “I am very excited about the opportunities for Integrated BioPharma,” said Mr. Leach. “Now that its biotech business has been spun-off and its pharmaceutical businesses are moving toward sale, I will be restructuring the Company and its expenses to efficiently re-assert its historic expertise and success in the nutraceutical field. The Company’s excellent product mix and stellar customer base should help it to progress even in these extremely challenging economic times.”

About Integrated BioPharma, Inc. (INBP)

Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its core nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. Through its subsidiary, AgroLabs, Inc., INBP distributes and markets healthful nutritional products under the following brands: Naturally Aloe, Naturally Noni, Naturally Pomegranate, Naturally Thai Mangosteen and most recently, Naturally Superberry Upgrade among various other nutritional products. Additionally, through its subsidiary, InB:Manhattan Drug Company, INBP manufactures vitamins and nutritional supplements for sale to distributors, multilevel marketers and specialized health-care providers. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.integratedbiopharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.